FRANCISCO V. AGUILAR

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

Business Number

C17151-1999

Filing Number

20233253686

Filed On

06/08/2023 10:24:04 AM

Certificate, Amendment or Withdrawal of Designation
NRS 78.1955, 78.1955(6)
☒ Certificate of Designation
☐ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation -After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT · USE DARK INK ONLY · DO NOT HIGHLIGHT

1. Entity information: ,	Name of entity:
Favo Capital, Inc. I
Entity or Nevada Business Identification Number (NVID): NV19991312642
2. Effective date and time:	For Certificate of Designation or Date: Time: Amendment to Designation Only (Optional): (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.

☐ Certificate of Amendment to Designation- After Issuance of Class or Series

The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.

6. Resolution: Certificate of Designation and Amendment to Designation only)

By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences , limitations, restrictions and relative rights of the following class or series of stock.* Series A Preferred Stock

SEE BELOW

7. Withdrawal:

Designation being Withdrawn:          Date of Designation:

No shares of the class or series of stock being withdrawn are outstanding.

The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *

8. Signature: (Required)	x /s/ Vincent Napolitano	Date:	06/08/2023
Signature of Officer

This form must be accompanied by appropriate fees.

Revised: 1/1/2019

_______________________________

CERTIFICATE OF DESIGNATION

OF

FAVO CAPITAL, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

_______________________________

SERIES A PREFERRED STOCK

On behalf of Favo Capital, Inc., a Nevada corporation (the “Company”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Company (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the amended and restated articles of incorporation of the Company, as amended (the “Articles of Incorporation”), there hereby is created, out of the fifty million (50,000,000) shares of preferred stock, par value $0.0001 per share, of the Company authorized by Article III of the Articles of Incorporation (“Preferred Stock”), a series of Series A Preferred Stock, consisting of twenty million (20,000,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

The specific powers, preferences, rights and limitations of the Series A Preferred Stock are as follows:

1. Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Company designated as “Series A Preferred Stock” (the “Preferred Shares ”). The authorized number of Preferred Shares shall be twenty million (20,000,000) shares. Each Preferred Share shall have a par value of $0.0001. Capitalized terms not defined herein shall have the meaning as set forth in Section 17 below.

2. Ranking. Upon the liquidation, dissolution and winding up of the Company and any future series of preferred stock of pari passu rank to the Preferred Shares in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Parity Stock”), all shares of capital stock of the Company, including the Common Stock and Series C Preferred Stock, shall be junior in rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Junior Stock”). The rights of all such shares of capital stock of the Company shall be subject to the rights, powers, preferences and privileges of the Preferred Shares. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall result inconsistent therewith. For the avoidance of doubt, in no circumstance will a Preferred Share have any rights subordinate or otherwise inferior to the rights of shares of Parity Stock or Common Stock (as defined below).

3. Conversion. Each Preferred Share shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock on the terms and conditions set forth in this Section 3.

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(a) Holder’s Conversion Right. Subject to the provisions of Section 3(e), no sooner than twenty four (24) months or after the Initial Issuance Date, each holder of a Preferred Share (each, a “Holder ” and collectively, the “Holders”) shall be entitled to convert any whole number of Preferred Shares into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 3(c) at the Conversion Rate (as defined below).

(b) Conversion Rate. The number of validly issued, fully paid and non-assessable shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 3(a) shall be determined according to the following formula (the “Conversion Rate ”):

Conversion Amount

Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Shares. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(c) Mechanics of Conversion. The conversion of each Preferred Share shall be conducted in the following manner:

(i) Holder’s Conversion. To convert a Preferred Share into validly issued, fully paid and non-assessable shares of Common Stock on any date (a “Conversion Date ”), a Holder shall deliver (whether via electronic mail, facsimile or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion of the share(s) of Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company. If required by Section 3(c)(vi), within five (5) Trading Days following a conversion of any such Preferred Shares as aforesaid, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Company the original certificates representing the share(s) of Preferred Shares (the “Preferred Share Certificates”) so converted as aforesaid.

(ii) Company’s Response. On or before the first (1st ) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by electronic mail or facsimile an acknowledgment of confirmation, in the form attached hereto as Exhibit II, of receipt of such Conversion Notice to such Holder and the Company’s transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the second (2nd) Trading Day following the date of receipt by the Company of such Conversion Notice, the Company shall (1) provided that (x) the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and (y) Common Stock shares to be so issued are otherwise eligible for resale pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if either of the immediately preceding clauses (x) or (y) are not satisfied, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Share Certificate(s) submitted for conversion pursuant to Section 3(c)(vi) is greater than the number of Preferred Shares being converted, then the Company shall if requested by such Holder, as soon as practicable and in no event later than three (3) Trading Days after receipt of the Preferred Share Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Preferred Share Certificate representing the number of Preferred Shares not converted.

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(iii) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iv) Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, to issue to a Holder within three (3) Trading Days after the Company’s receipt of a Conversion Notice (whether via electronic mail, facsimile or otherwise) (the “Share Delivery Deadline ”), a certificate for the number of shares of Common Stock to which such Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit such Holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of any Preferred Shares (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to such Holder, such Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any Preferred Shares that have not been converted pursuant to such Holder’s Conversion Notice, provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to the terms of this Certificate of Designations or otherwise. In addition to the foregoing, if within three (3) Trading Days after the Company’s receipt of a Conversion Notice (whether via electronic mail, facsimile or otherwise), the Company shall fail to issue and deliver a certificate to such Holder and register such shares of Common Stock on the Company’s share register or credit such Holder’s or its designee’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be), and if on or after such third (3rd) Trading Day such Holder (or any other Person in respect, or on behalf, of such Holder) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, issuable upon such conversion that such Holder so anticipated receiving from the Company, then, in addition to all other remedies available to such Holder, the Company shall, within three (3) Business Days after such Holder’s request, which request shall include reasonable documentation of all broker fees, costs and expenses and in such Holder’s discretion, either (i) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and other reasonable out of pocket expenses related to the Buy-In, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of such Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to such Holder a certificate or certificates representing such shares of Common Stock or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the sale price of the Common Stock at which the sell order giving rise to such purchase obligation was executed.

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(v) Pro Rata Conversion. In the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares submitted for conversion, the Company shall convert from each Holder electing to have Preferred Shares converted on such date a pro rata amount of such Holder’s Preferred Shares submitted for conversion on such date based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the aggregate number of Preferred Shares submitted for conversion on such date.

(vi) Book-Entry. Notwithstanding anything to the contrary set forth in this Section 3, upon conversion of any Preferred Shares in accordance with the terms hereof, no Holder thereof shall be required to physically surrender the certificate representing the Preferred Shares to the Company following conversion thereof unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted (in which event such certificate(s) shall be delivered to the Company as contemplated by this Section 3(c)(vi) or (B) such Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares. Each Holder and the Company shall maintain records showing the number of Preferred Shares so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of such Holder establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 3(c)(vi) THEREOF. THE NUMBER OF SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES A PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(vi) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

(d) Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof), issuance and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of Preferred Shares.

(e) Limitation on Beneficial Ownership. Notwithstanding anything to the contrary contained in this Certificate of Designations, the Preferred Shares held by a Holder shall not be convertible by such Holder, and the Company shall not effect any conversion of any Preferred Shares held by such Holder, to the extent (but only to the extent) that such Holder or any of its affiliates would beneficially own in excess of 9.99% (the “Maximum Percentage ”) of the Common Stock. To the extent the above limitation applies, the determination of whether the Preferred Shares held by such Holder shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by such Holder or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by such Holder and its affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability of a Holder to convert Preferred Shares, or of the Company to issue shares of Common Stock to such Holder, pursuant to this Section

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3(e) shall have any effect on the applicability of the provisions of this Section 3(e) with respect to any subsequent determination of convertibility or issuance (as the case may be). For purposes of this Section 3(e), beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. The provisions of this Section 3(e) shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 3(e) to correct this Section 3(e) (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this Section 3(e) shall apply to a successor holder of Preferred Shares. The Company may not waive this Section 3(e) without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of a Holder, the Company shall within one (1) Business Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Certificate of Designation. By written notice to the Company, any Holder may increase or decrease the Maximum Percentage to any other percentage; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to such Holder sending such notice and not to any other Holder.

 4. Adjustment of Conversion Price. Without limiting any provision of Section 9, if the Company at any time on or after the Initial Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision of Section 9, if the Company at any time on or after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 4 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 4 occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

5. Authorized Shares. The Company shall at all times when any Preferred Shares shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the redemption of all outstanding shares of the Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized by unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

6. Voting Rights. On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of a meeting), each Holder, in its capacity as such, shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the Preferred Shares beneficially owned by such Holder are convertible as of the record date for determining stockholders entitled to vote on or consent to such matter (taking into account all Preferred Shares beneficially owned by such Holder). Except as otherwise required by law or by the other provisions of the Certificate of Incorporation, the Holders, in their capacity as such, shall vote together with the holders of Common Stock and any other class or series of stock entitled to vote thereon as a single class. Notwithstanding anything to the contrary contained in this Certificate of Designation, no Holder shall be permitted to vote the Preferred Shares beneficially owned by such Holder in excess of the Maximum Percentage.

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To the extent the above limitation applies to a Holder, the total votes entitled to be cast by such Holder, in its capacity as such, shall be proportionately decreased among the Preferred Shares beneficially owned by such Holder. No prior inability of a Holder to vote Preferred Shares pursuant to this Section 6 shall have any effect on the applicability of the provisions of this Section 6 with respect to any subsequent determination of voting. For purposes of this Section 6, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. The limitations contained in this Section 6 shall apply to a successor holder of Preferred Shares. For any reason at any time, upon the written or oral request of a Holder, the Company shall within one (1) Business Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Certificate of Designation.

7. Dividends. Each Holder shall be entitled to receive an annual dividend of six percent (6%) of the Stated Value times the number of Preferred Shares held by such Holder. Dividends on the Preferred Shares shall be payable on a quarterly basis beginning at the end of the Company’s fiscal quarter following the original issue date (“Issuance Date”). Dividends on the Preferred Shares are payable, at the Company's option, in (a) cash or (b) shares of the Company's Common Stock or a combination thereof.

8. Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of Junior Stock, an amount per Preferred Share equal to the amount per share such Holder would receive if such Holder converted such Preferred Shares into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of Parity Stock, then each Holder and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and all holders of shares of Parity Stock. All the preferential amounts to be paid to the Holders under this Section 8 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of Junior Stock in connection with a Liquidation Event as to which this Section 8 applies.

9. Participation. In addition to any adjustments pursuant to Section 4, the Holders shall, as holders of Preferred Shares, be entitled to receive such dividends paid and distributions made to the holders of shares of Common Stock to the same extent as if such Holders had converted each Preferred Share held by each of them into shares of Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of shares of Common Stock (provided, however, to the extent that a Holder’s right to participate in any such dividend or distribution would result in such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such dividend or distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such dividend or distribution to such extent) and such dividend or distribution to such extent shall be held in abeyance for the benefit of such Holder until such time, if ever, as its right thereto would not result in such Holder exceeding the Maximum Percentage).

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10. Redemption. The Company may, in its sole discretion, elect to redeem all or a portion of the outstanding Preferred Shares at the Redemption Amount (“Voluntary Redemption”), upon ten (10) days’ prior written notice (such effective date of redemption, the “Voluntary Redemption Date”). The Company shall provide written notice to the Holders ten (10) days prior to the Voluntary Redemption Date specifying the Voluntary Redemption Date (the “Redemption Notice”). A Redemption Notice shall also include a provision to allow the Holders to elect to convert the Preferred Shares into Common Stock rather than accept the Redemption Amount. The Redemption Amount shall be delivered to the Holders within ten (10) business days of the Voluntary Redemption Date. As used herein, the term “Redemption Amount” shall equal the Stated Value. If the Company does not redeem all of the outstanding Preferred Shares, but instead opts for a partial redemption, it must be done in at least $250,000 increments and for every $250,000 redeemed the Company will issue to the Holder a warrant to purchase 1,000,000 shares of the Company’s Common Stock at an exercise price of $0.25 share.

11. Vote to Change the Terms of or Issue Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Company shall not: (a) amend or repeal any provision of, or add any provision to, its Certificate of Incorporation or bylaws, or file any certificate of designations or certificate of amendment, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; provided, however, the Company shall be entitled, without the consent of the Required Holders unless such consent is otherwise required by Nevada law, to amend the Certificate of Incorporation to effectuate one or more reverse stock splits of its issued and outstanding Common Stock for purposes of maintaining compliance with the rules and regulations of the Principal Market; or (b) whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares.

12. Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing Preferred Shares (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Company shall execute and deliver new certificate(s) of like tenor and date.

13. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof.

14. Notices. The Company shall provide each Holder of Preferred Shares with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designation, including in reasonable detail a description of such action and the reason therefor. Whenever notice is required to be given under this Certificate of Designation, unless otherwise provided herein, such notice must be in writing and shall be given in accordance with information provided by Holder..

15. Preferred Shares Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name, address, E-mail address and facsimile number of the Persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the Person in whose name any Preferred Shares is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

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16. Stockholder Matters; Amendment.

(a) Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to Nevada Law, the Articles of Incorporation, this Certificate of Designation or otherwise with respect to the issuance of Preferred Shares may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of Nevada law.

(b) Amendment. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with Nevada law, of the Required Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to Nevada law and the Articles of Incorporation.

17. Certain Defined Terms. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

(a) “1934 Act ” means the Securities Exchange Act of 1934, as amended.

(c) “Business Day ” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(d) “Common Stock ” means (i) the Company’s shares of common stock, $0.0001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(g) “Conversion Amount ” means, with respect to each Preferred Share, as of any Conversion Date or other applicable date of determination, the Stated Value.

(h) “Conversion Price ” means, with respect to each Preferred Share, as of any Conversion Date or other applicable date of determination, $0.25, subject to adjustment as provided herein.

(i) “Convertible Securities ” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(m) “Initial Issuance Date ” means June 5, 2023.

(n) “Liquidation Event ” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries, taken as a whole.

(o) “Options ” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

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(p) “Person ” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(q) “Principal Market ” means the Pink tier of the OTC Markets.

(r) “Required Holders ” means the holders of at least 2/3rds of the outstanding Preferred Shares.

(u) “Stated Value ” shall mean $0.25 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Initial Issuance Date with respect to the Preferred Shares.

(v) “Subsidiary ” means any Person in which the Company, directly or indirectly, (i) owns a majority of the outstanding capital stock or holds a majority of equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person.

(w) “Trading Day ” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Required Holders.

[signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designations of Series A Preferred Stock of Favo Capital, Inc. to be signed by its Chief Executive Officer on this 5th day of June, 2023.

FAVO CAPITAL, INC.

By:	/s/ Vincent Napolitano
	Name:	Vincent Napolitano
	Title:	Chief Executive Officer

[Signature Page to Certificate of Designation of Series A Preferred Stock]

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